                                                                  Exhibit 10.136


                          DISPLAY TECHNOLOGIES, INC.


                         SECURITIES PURCHASE AGREEMENT




                    =======================================

                               50,000 SHARES OF
                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      AND

                             WARRANTS TO PURCHASE
                        150,000 SHARES OF COMMON STOCK

                    =======================================


                                 July 30, 1999

                               TABLE OF CONTENTS

                                                                            Page

ARTICLE 1. AUTHORIZATION AND SALE OF THE SECURITIES.........................   1

    1.1    Authorization....................................................   1
    1.2    Sale of the Preferred Shares and Warrants........................   1
    1.3    Additional Purchases.............................................   1

ARTICLE 2. CLOSING DATE; DELIVERY...........................................   2

    2.1    Closing..........................................................   2
    2.2    Deliveries.......................................................   2

ARTICLE 3. REPRESENTATIONS AND WARRANTIES
           OF THE COMPANY AND MANAGEMENT....................................   2

    3.1    Organization and Qualification...................................   2
    3.2    Articles of Incorporation and Bylaws.............................   3
    3.3    Corporate Power..................................................   3
    3.4    Subsidiaries.....................................................   3
    3.5    Capitalization...................................................   3
    3.6    Authorization....................................................   4
    3.7    Registration Rights..............................................   5
    3.8    Title To Properties; Encumbrances................................   5
    3.9    Environmental Matters............................................   6
    3.10   Condition and Sufficiency of Properties..........................   7
    3.11   Financial Statements.............................................   8
    3.12   Accounts Receivable..............................................   8
    3.13   Inventory........................................................   9
    3.14   Warranty Claims..................................................   9
    3.15   SEC Reports......................................................   9
    3.16   Permits..........................................................  10
    3.17   Intellectual Property............................................  10
    3.18   Material Contracts...............................................  10
    3.19   Compliance with Laws and Other Instruments.......................  11
    3.20   Litigation.......................................................  11
    3.21   Governmental Consent.............................................  11
    3.22   Employees........................................................  12
    3.23   Employee Benefit Plans...........................................  12
    3.24   Tax Matters......................................................  13
    3.25   Brokers or Finders...............................................  14
    3.26   Securities Act...................................................  14
    3.27   Insurance........................................................  14

    3.28   Proprietary Information of Third Parties.........................  14
    3.29   Use of Proceeds..................................................  15
    3.30   Year 2000 Compliance.............................................  15
    3.31   Disclosure.......................................................  15

ARTICLE 4. REPRESENTATIONS AND WARRANTIES
           OF THE PURCHASERS................................................  16

    4.1    Experience.......................................................  16
    4.2    Investment.......................................................  16
    4.3    Access to Data...................................................  16
    4.4    Authorization....................................................  16
    4.5    Brokers or Finders...............................................  16
    4.6    Accredited Investor..............................................  17

ARTICLE 5. CONDITIONS TO THE OBLIGATIONS
           OF THE PURCHASERS................................................  17

    5.2    Covenants........................................................  17
    5.3    Compliance Certificate...........................................  17
    5.4    Consents.........................................................  17
    5.5    Certificate of Designation.......................................  17
    5.6    Reservation of Stock.............................................  18
    5.7    Proceedings and Documents........................................  18
    5.8    No Litigation....................................................  18
    5.9    Investors' Rights Agreement......................................  18
    5.10   Opinion of Counsel...............................................  18
    5.11   Expenses.........................................................  18
    5.12   Due Diligence....................................................  18
    5.13   Purchase by Other Purchasers.....................................  18
    5.14   Renaissance Anti-Dilution Waiver.................................  18

ARTICLE 6. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.....................  18

    6.1    Representations and Warranties...................................  19
    6.2    Covenants........................................................  19
    6.3    No Litigation....................................................  19
    6.4    Investors' Rights Agreement......................................  19

ARTICLE 7. INDEMNIFICATIONS.................................................  19

    7.1    Indemnification by the Company...................................  19
    7.2    Indemnification by Purchasers....................................  19

ARTICLE 8. GENERAL PROVISIONS...............................................  20

    8.1    Governing Law....................................................  20
    8.2    Successors and Assigns; Third Party Beneficiaries................  20
    8.3    Entire Agreement; Amendment and Waiver...........................  20
    8.4    Survival.........................................................  20
    8.5    Notices, etc.....................................................  20
    8.6    Delays or Omissions..............................................  20
    8.7    References.......................................................  21
    8.8    Severability.....................................................  21
    8.9    Pronouns.........................................................  21
    8.10   Counterparts.....................................................  21
    8.11   Remedies.........................................................  21
    8.12   Certain Definitions..............................................  21
    8.13   Publicity........................................................  25
    8.14   Fees and Expenses................................................  25
    8.15   Exculpation Among Purchasers.....................................  25

EXHIBIT INDEX
-------------

Exhibit A  Schedule of Purchasers
Exhibit B  Certificate of Designation
Exhibit C  Warrant Certificate
Exhibit D  Investors' Rights Agreement
Exhibit E  Compliance Certificate
Exhibit F  Opinion of Counsel

INDEX TO DEFINITIONS
--------------------

Accounts Receivable                        Section 3.12
Affiliate                                  Section 8.12
Ancillary Agreements                       Section 3.6
Articles                                   Section 3.5
Balance Sheet                              Section 3.11(a)
Balance Sheet Date                         Section 3.11(a)
Certificate of Designation                 Section 1.1
Closing                                    Section 2.1
Closing Date                               Section 2.1
Commission                                 Section 3.15
Common Stock                               Preamble
Company                                    Preamble
Control                                    Section 7.12
Controlled Entity                          Section 3.9(a)
Conversion Shares                          Section 1.1
Disclosure Memorandum                      Article 3
Employee Benefit Plans                     Section 3.23

Environment                                Section 8.12
Environmental, Health, and Safety
Liabilities                                Section 8.12
Environmental Law                          Section 8.12
Facilities                                 Section 8.12
Hazardous Activity                         Section 8.12
Hazardous Materials                        Section 8.12
Financials                                 Section 3.11(a)
Intellectual Property                      Section 3.17
Investors' Rights Agreement                Section 3.6
Knowledge                                  Section 8.12
Laws                                       Section 3.19
Material Adverse Effect                    Section 3.1
Material Contracts                         Section 3.18(a)
Occupational Safety and Health Law         Section 8.12
Permits                                    Section 3.16
Person                                     Section 8.12
Preferred Shares                           Preamble
Preferred Stock                            Section 3.5
Purchase Price                             Section 1.2
Purchasers                                 Preamble
Release                                    Section 8.12
Schedule of Purchasers                     Preamble
SEC Reports                                Section 3.15
Securities Act                             Section 3.15
Subsidiary                                 Section 3.4
Tax Returns                                Section 3.24
Threat of Release                          Section 8.12
Threatened                                 Section 8.12
Warrant Certificate                        Section 2.2
Warrant Shares                             Section 1.1
Warrants                                   Preamble

                         SECURITIES PURCHASE AGREEMENT

          THIS SECURITIES PURCHASE AGREEMENT, made and entered into this 30th day of July, 1999, by and among DISPLAY TECHNOLOGIES, INC., a Nevada corporation (the "Company") and each of the entities (the "Purchasers") set forth on the Schedule of Purchasers (the "Schedule of Purchasers") attached hereto as Exhibit "A."

                             W I T N E S S E T H:
                             - - - - - - - - - --


          WHEREAS, the Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, 50,000 shares (the "Preferred Shares") of Series A Convertible Preferred Stock, $.001 par value per share, of the Company and warrants (the "Warrants") to purchase 150,000 shares of Common Stock, $0.001 par value per share, of the Company ("Common Stock"), on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.  AUTHORIZATION AND SALE OF THE SECURITIES
            ----------------------------------------

          1.1  Authorization.  Prior to the Closing (as defined below), the
               -------------
Company shall duly execute and file with the Secretary of State of the State of Nevada the Certificate of Designation attached hereto as Exhibit "B" (the "Certificate of Designation") and shall authorize the issuance and sale of the Preferred Shares, the shares of Common Stock issuable upon conversion of the Preferred Shares ("Conversion Shares"), and the shares of Common Stock issuable upon exercise of the Warrants ("Warrant Shares").

          1.2  Sale of the Preferred Shares and Warrants. Subject to the terms
               -----------------------------------------
and conditions hereof, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, severally but not jointly, the portion of the Preferred Shares and the Warrants allocated to such Purchaser on the Schedule of Purchasers. The aggregate price for the Preferred Shares and the Warrants shall be $5,000,000 (the "Purchase Price") and each Purchaser shall pay that portion of the Purchase Price allocated to such Purchaser on the Schedule of Purchasers. The Company's agreement with each of the Purchasers is a separate agreement, and the sale of Preferred Shares and the Warrants to each of the Purchasers is a separate sale.

          1.3  Additional Purchases. If the Company requires additional capital
               --------------------
during the six-month period following the Closing Date, it may request during such period up to an additional $5 million investment from Purchasers. Each Purchaser shall provide its pro rata portion of such financing (in accordance with the percentage of Preferred Shares purchased by it hereunder) through the purchase of preferred stock and warrants (with terms identical to the Preferred Shares and Warrants except that the conversion price and exercise price would equal 110% of the average of the closing trading prices on the NASDAQ National Market for the twenty consecutive trading days prior to the funding date, but not in excess of $4.25) subject to
(i) each other Purchaser acquiring its proportionate share, (ii) approval of such Purchaser's investment committee, (iii) satisfaction of such Purchaser, at its sole discretion, with the trading price of the Common Stock and the results of its due diligence investigation at such time, and (iv) documentation in substantially the same form as this Agreement and the Ancillary Agreements acceptable to such Purchaser. Purchasers will use their reasonably best efforts to determine whether the above conditions are satisfied within 30 days of the Company's request for additional funds and, if such conditions are satisfied, to provide such funding within 45 days of the Company's request for additional funds.

ARTICLE 2.  CLOSING DATE; DELIVERY
            ----------------------

          2.1  Closing. The purchase and sale (the "Closing") of the Preferred
               -------
Shares and Warrants shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Atlanta, Georgia, at 10:00 a.m. (local time) on July 30, 1999, or at such other place and time as the parties may agree (the "Closing Date").

          2.2  Deliveries. At the Closing, the Company shall deliver to each
               ----------
Purchaser (i) a duly issued stock certificate representing the Preferred Shares to be purchased by such Purchaser as set forth on the Schedule of Purchasers and
(ii) an executed warrant certificate in the form attached hereto as Exhibit "C" (the "Warrant Certificate") evidencing the Warrants allocated to such Purchaser. Each Purchaser shall pay its portion of the Purchase Price as set forth on the Schedule of Purchasers by wire transfer of immediately available funds to an account designated by the Company.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MANAGEMENT.
            ------------------------------------------------------------

          The representations and warranties set forth in this Article 3 are modified and limited by the matters set forth in the Disclosure Memorandum dated of even date herewith (the "Disclosure Memorandum") which the Company has delivered to Purchasers, but only to the extent that any such matter is fully and fairly disclosed in the Disclosure Memorandum. Any matter set forth in the Disclosure Memorandum shall modify and limit only those representations and warranties set forth in the Section of this Article 3 corresponding by section number to the section of the Disclosure Memorandum in which such matter is disclosed (or cross-referenced). Subject to the foregoing, the Company represents and warrants to Purchasers as follows:

          3.1  Organization and Qualification. The Company is a corporation duly
               ------------------------------
organized, validly existing, and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease, and operate its assets, properties, and business and to carry on its business as it is now being conducted or proposed to be conducted. Each Subsidiary (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, as indicated in the Disclosure Memorandum. Each of the Company and the Subsidiaries is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where it owns or leases real property or maintains employees or where the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise), or prospects of the Company and its Subsidiaries considered as a whole (a "Material Adverse Effect").

          3.2  Articles of Incorporation and Bylaws. The Company has delivered
               ------------------------------------
to the Purchasers true, correct, and complete copies of the Company's articles or certificate of incorporation, as amended through the date hereof, and bylaws, as amended through the date hereof.

          3.3  Corporate Power. The Company has all requisite legal and
               ---------------
corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (as defined below), to issue and sell the Preferred Shares hereunder, to issue the Conversion Shares and the Warrant Shares, and to carry out and perform its obligations under the terms of this Agreement, the Certificate of Designation, and each of the Ancillary Agreements.

          3.4  Subsidiaries. Each subsidiary (as defined in Rule 405 of the
               ------------
Securities and Exchange Commission) of the Company ("Subsidiary") and its jurisdiction of organization or incorporation is listed in Section 3.4 of the Disclosure Memorandum. Except as listed in Section 3.4 of the Disclosure Memorandum and except for capital stock of the Subsidiaries, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any capital or other equity interest or participation in (or any interest convertible into or exchangeable or exercisable for, any capital or other equity interest or participation in), nor is the Company or any Subsidiary, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any Person. The Company owns of record and beneficially, either directly or through one or more other Subsidiaries, all the equity interests in each Subsidiary. The Company has not granted any option or other right to purchase, nor has it entered into any agreement with respect to the purchase of, any shares of Common Stock or other equity securities or other interests in any Subsidiary. No shares or other security of any Subsidiary is subject to any lien, security interest, pledge claim, or other encumbrance except as shown in Section 3.5 of the Disclosure Memorandum.

          3.5  Capitalization. The authorized capital stock of the Company will,
               --------------
upon the filing of the Certificate of Designation, consist of 50,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock ("Preferred Stock"), 50,000 of which shares of Preferred Stock have been designated as Series A Preferred Stock. Immediately prior to the

Closing 6,302,544 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. Of the authorized shares of Common Stock, 1,428,572 shares are currently reserved for issuance upon conversion of the Series A Preferred Shares, and 4,782,338 shares (including the Warrant Shares) are reserved for issuance upon the conversion of other convertible securities, the exercise of outstanding options and warrants to purchase Common Stock and pursuant to existing contractual obligations of the Company, including earn-out arrangements and other contingent obligations. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable. All such shares and all other outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws. The designations, preferences, limitations, restrictions, and relative rights of the Series A Convertible Preferred Stock and Common Stock will be as stated in the Articles of Incorporation ("Articles") and the Certificate of Designation. Section 3.5 of the Disclosure Memorandum sets forth a list and description of all options, warrants, conversion privileges, rights, agreements, and other obligations pursuant to which the Company is, or may become obligated to issue, sell, transfer, or distribute shares of the capital stock or other securities of the Company or any Subsidiary, the number and type of securities subject to each such obligation, and the exercise, conversion, or purchase price as applicable. Section 3.5 of the Disclosure Memorandum also lists all stock appreciation rights, phantom stock options, and other obligations of the Company in any way directly or indirectly tied or related to or based upon the value or appreciation of any security of the Company or any Subsidiary. The Company holds no shares of its capital stock in its treasury.

          3.6  Authorization. All corporate action on the part of the Company
               -------------
necessary for the authorization, execution, delivery, and performance of this Agreement, the Warrant Certificates, the Investors' Rights Agreement by and among the Company and the Purchasers in the form attached as Exhibit "D" hereto (the "Investors' Rights Agreement"), and all other agreements executed in connection with the transactions contemplated hereby (the Warrant Certificates, Investors' Rights Agreement, and such other agreements contemplated hereby being sometimes hereinafter referred to individually as an "Ancillary Agreement" and collectively as the "Ancillary Agreements") by the Company, the authorization, designation, issuance, sale, and delivery of the Preferred Shares, the Warrants, the Conversion Shares, and the Warrant Shares and the performance of all of the Company's obligations hereunder and thereunder have been taken or will be taken prior to the Closing. This Agreement and each of the Ancillary Agreements, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies. The Preferred Shares, the Conversion Shares, and the Warrant Shares when issued in accordance with this Agreement, the Articles, the Certificate of Designation, and the Warrant Certificates, as applicable, will be duly authorized, validly issued, fully paid, and nonassessable, and will have the designations, preferences, limitations, restrictions, and relative rights set forth in the Articles and the Certificate of Designation. The Preferred Shares, the Conversion Shares, and the Warrant Shares, when issued, will be free of any liens, claims, encumbrances, or restrictions on transfer, except for restrictions imposed by the Investors' Rights Agreement. The Preferred Shares, the Conversion Shares, and the Warrant Shares are not and will not become as a result of the Closing subject to any preemptive rights or rights of first refusal.

          3.7  Registration Rights. Except as set forth in the Investors' Rights
               -------------------
Agreement or described in Section 3.7 of the Disclosure Memorandum, the Company is not under any obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

          3.8  Title To Properties; Encumbrances. Section 3.8 of the Disclosure
               ---------------------------------
Memorandum contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company and the Subsidiaries. The Company and the Subsidiaries own (with fee simple title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that are reflected in the Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company or a Subsidiary since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). Except as disclosed in Section 3.8 of the Disclosure Memorandum, all material properties and assets reflected in the Balance Sheet are free and clear of all liens, security interests, claims, restrictions, rights of first refusal, options, and other encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company and the Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company and the Subsidiaries lie wholly within the boundaries of the real property owned by the Company and the Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

          3.9  Environmental Matters. Except as set forth in Section 3.9 of the
               ---------------------
Disclosure Memorandum:

          (a) The Company and the Subsidiaries are in full compliance with, and are not in violation of or liable under, any Environmental Law. The Company has no basis to expect, nor has the Company, any Subsidiary, or any other entity in which the Company or any Subsidiary has, or has had, any equity interest or which it in any manner controls or controlled (a "Controlled Entity") received, any actual or Threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure of the Company, any Subsidiary, or any Controlled Entity to comply with any Environmental Law, or of any actual or Threatened obligation of the Company, any Subsidiary, or any Controlled Entity to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company, any Subsidiary, or any Controlled Entity has or had an ownership or leasehold interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, any Subsidiary, or any Controlled Entity, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by the Company, any Subsidiary, or any Controlled Entity.

          (b) There are no pending or, to the Knowledge of the Company, Threatened claims, charges, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company, any Subsidiary, or any Controlled Entity has or had an ownership or leasehold interest.

          (c) The Company has no basis to expect, nor has the Company or any Subsidiary received, any citation, directive, inquiry, notice, order, summons, warning, or other similar communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure of the Company, any Subsidiary, or any Controlled Entity to comply with any Environmental Law, or of any alleged, actual, or potential obligation of the Company, any Subsidiary, or any Controlled Entity to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company, any Subsidiary, or any Controlled Entity had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, any Subsidiary, or any Controlled Entity have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) Neither the Company, any Subsidiary, nor any Controlled Entity has any Environmental, Health, and Safety Liabilities resulting from the acts or omissions of the Company, any Subsidiary, or any Controlled Entity with respect to the Facilities or, to the Knowledge of the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company, any Subsidiary, or any Controlled Entity has or had an ownership or leasehold interest, or, to the Knowledge of the Company, at any property immediately adjoining the Facilities.

          (e) There are no Hazardous Materials present at the Facilities or in the Environment thereof or, to the Knowledge of the Company, at any immediately adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, or incorporated into any structure therein or thereon to such an extent that is required to be currently reported, removed, or remediated under any Environmental Law that has not been reported, removed, or remediated as so required. Neither the Company, any Subsidiary, or to the Knowledge of the Company, any other Person, has permitted knowingly or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company, any Subsidiary, or any Controlled Entity has or had an interest except in full compliance with all applicable Environmental Laws.

          (f) Except as allowed under Environmental Law, there has been no Release or, to the Knowledge of the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or, to the Knowledge of the Company, at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or any other properties and assets (whether real, personal, or mixed) in which the Company, any Subsidiary or any Controlled Entity has or, to the knowledge of the Company, had an ownership or leasehold interest, whether by the Company or any other Person. To the Knowledge of the Company, there has been no Release or Threat of Release of any Hazardous Materials except as allowed under Environmental Law on any property immediately adjoining the Facilities.

          3.10  Condition and Sufficiency of Properties. The buildings, plants,
                ---------------------------------------
structures, and equipment of the Company and the Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

          3.11  Financial Statements.
                --------------------

          (a) The Company has delivered to Purchasers (i) the consolidated balance sheet of the Company as at June 30, in each of the years 1996, 1997, and 1998, and the related consolidated statements of income, stockholders' equity, and cash flow for the year then ended together with the report thereon of BDO Seidman, LLP, and, (ii) an unaudited consolidated balance sheet of the Company as at March 31, 1999, and the related unaudited statements of income, stockholders' equity, and cash flow for the nine-month period then ended. The foregoing financial statements and notes thereto fairly present the financial condition and results of operations of the Company and its Subsidiaries at such dates and the results of operations and stockholder's equity and cash flows for the years then ended in accordance with generally accepted accounting principles (subject in the case of interim financial statements, to normal recurring year-end adjustments, the effect of which will not be materially adverse, and the absence of notes) applied on a consistent basis and each of the foregoing balance sheets shows all material liabilities, absolute or contingent, as at the date thereof which are required by generally accepted accounting principles to be reflected thereon. The foregoing consolidated financial statements of the Company are hereinafter referred to collectively, as the "Financials"; the balance sheet as at March 31, 1999, is hereinafter referred to as the "Balance Sheet"; and March 31, 1999, is hereinafter referred to as the "Balance Sheet Date."

          (b) Since the Balance Sheet Date, the Company and each Subsidiary has conducted its business in the ordinary course of business, and there has not been any event or condition of any character that has resulted in or might be expected to result in a change in the assets, liabilities, financial condition, operating results, or business of the Company and its Subsidiaries from that reflected in the Financials, except changes in the ordinary course of business that could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

          (c) Except as disclosed on Section 3.11 of the Disclosure Memorandum or in the Financial Statements, neither the Company nor a Subsidiary has any material liabilities or obligations, absolute or contingent, except (i) obligations and liabilities incurred in the ordinary course of business since the Balance Sheet Date that are consistent in nature and amount with liabilities incurred during the nine-month period ended March 31, 1999, or (ii) obligations under contracts made in the ordinary course of business prior to the Balance Sheet Date that are not required to be reflected in the Financial Statements under generally accepted accounting principles.

          3.12  Accounts Receivable. All accounts receivable of the Company and
                -------------------
its Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts

Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a materially greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves and except as disclosed in Section 3.12 of the Disclosure Memorandum, each of the Accounts Receivable either has been or will be collected on a time basis consistent with past practice. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of any material Account Receivable relating to the amount or validity of such Account Receivable.

          3.13  Inventory. All inventory of the Company and its Subsidiaries,
                ---------
whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company as of the Closing Date. There has been no material write offs or write downs since the Balance Sheet Date. All inventories not written off have been priced at the lower of cost or market in accordance with generally acceptable accounting principles consistently applied. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

          3.14  Warranty Claims. The aggregate liability of the Company and its
                ---------------
Subsidiaries with respect to products sold or services rendered prior to the date of this Agreement, whether by reason of express or implied warranties, negligent production or provision, strict legal liability, or otherwise, will not exceed the amount reserved therefor on the Balance Sheet.

          3.15  SEC Reports. The Company has filed on a timely basis all forms,
                -----------
reports, and documents (including exhibits) required to be filed by it with the Securities and Exchange Commission (the "Commission") (collectively with all registration statements filed by the Company under the Securities Act, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in form and substance in all material respects with the applicable requirements of the Securities Act of 1933 ("Securities Act") and the Securities Exchange Act, as the case may be, and (ii) did not at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports, or other documents with the Commission.

          3.16  Permits. Each of the Company and its Subsidiaries has all
                -------
franchises, permits, licenses, authorizations, approvals, and any similar authority ("Permits") necessary for the conduct of their business as now being conducted and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Neither the Company nor any Subsidiary is in violation in any material respect of, or in default in any material respect under, any Permit.

          3.17  Intellectual Property. The Company and each Subsidiary owns or
                ---------------------
possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists, and know-how (collectively, "Intellectual Property") for which the failure to so own or possess would have a Material Adverse Effect and no claim is pending or, to the Knowledge of the Company, threatened to the effect that the operations of the Company or such Subsidiary, as applicable, infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. No claim is pending or, to the Knowledge of the Company threatened, to the effect that any such Intellectual Property owned or licensed by the Company or any Subsidiary, or which the Company or any Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or such Subsidiary, as applicable. All technical information developed by and belonging to the Company or any Subsidiary which is material to the business of the Company and which has not been patented has been kept confidential. Except as set forth in Section 3.17 of the Disclosure Memorandum, neither the Company nor any Subsidiary has granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble, or sell the current or proposed products or to provide the current or proposed services of the Company or any Subsidiary.

          3.18  Material Contracts.
                ------------------

          (a) Except as set forth in Section 3.18 of the Disclosure Memorandum, all Material Contracts are valid, binding, and in full force and effect, without any breach by the Company or, to the best of the Company's knowledge, any other party thereto. "Material Contracts" shall mean each existing agreement and commitment of the Company or any Subsidiary that (i) has been filed, or is or will be required to be filed, with the Commission under Regulation S-K of the Commission, (ii) that involves performance of services or delivery of products by or to the Company or any Subsidiary of an amount or value in excess of $100,000, or (iii) involves capital expenditures by the Company or any Subsidiary in excess of $100,000.

          (b) All contracts relating to the sale, design, manufacture, or provision of products or services by the Company or any Subsidiary have been entered into without the commission of any act by the Company or any Subsidiary alone or in concert with any other

Person, or any consideration having been paid or promised, that is or would be in violation of any law or, to the Knowledge of the Company, the policies of any customer.

          (c) To the Knowledge of the Company, no sales agreement, purchase order, or other obligation of the Company or any Subsidiary relating to the sale, design, manufacture, or provision of products or services by the Company or any Subsidiary is likely to result in a material loss to the Company or any Subsidiary upon completion of performance.

          3.19  Compliance with Laws and Other Instruments. Neither the Company
                ------------------------------------------
nor any Subsidiary is in violation or breach of any term of its articles or certificate of incorporation or bylaws (each as amended through the date hereof), or of any judgment or decree. To the Knowledge of the Company, neither the Company nor any subsidiary is in violation of any order, statute, rule, or regulation (collectively, "Laws") applicable to the Company or such Subsidiary the violation of which could have a Material Adverse Effect. The execution, delivery, and performance of, and compliance with this Agreement and the Ancillary Agreements, the issuance and sale of the Preferred Shares, and the consummation of the transactions contemplated hereby and thereby, have not and will not (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any liens, claims or encumbrances upon any of the assets, properties or business of the Company or any Subsidiary under, any of the terms, conditions or provisions of
(x) the articles or certificate of incorporation or the by-laws of the Company or such Subsidiary, as applicable, or (y) any Material Contract; or (ii) violate any judgment, ruling, order, writ, injunction, award, decree, or law of any court or foreign, federal, state, county, or local government or any other governmental, regulatory, or administrative agency or authority which is applicable to the Company or such Subsidiary, as applicable, or any of its assets, properties or businesses; or (iii) result in the suspension, revocation, impairment, forfeiture, or non-renewal of any franchise, permit, license, authorization, or approval material to the Company or any Subsidiary.

          3.20  Litigation. Except as set forth in Section 3.20 of the
                ----------
Disclosure Memorandum, there are no actions, suits, proceedings, or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any of their properties before any court or governmental agency (nor, to the Knowledge of the Company, is there any reasonable basis for any such action, suit, proceeding, or investigation). Neither the Company nor any Subsidiary is a party to, or to the Knowledge of the Company, named in any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality.

          3.21  Governmental Consent. No consent, approval, or authorization of,
                --------------------
or designation, declaration, notification, or filing with any governmental authority on the part of the Company or any Subsidiary is required in connection with the valid execution, delivery, and performance of this Agreement or any of the Ancillary Agreements, the offer, issuance, sale, or conversion of the Preferred Shares, or the consummation of any other transaction contemplated hereby or by the Ancillary Agreements except the (i) filing of the Certificate of Designation with the Secretary of State of Nevada and (ii) qualification (or the taking of such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Preferred Shares under applicable blue sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

          3.22  Employees. To the Knowledge of the Company, no officer of the
                ---------
Company or any Subsidiary is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, confidentiality agreement, or other contract or agreement relating to the relationship of any such officer with the Company or such Subsidiary, as applicable, or any other party because of the nature of the business conducted or proposed to be conducted by the Company or such Subsidiary, as applicable, or the use by the employee of his best efforts with respect to such business. Except as set forth in Section 3.22 of the Disclosure Memorandum, neither the Company nor any Subsidiary is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement plan or agreement, or other employee compensation agreement. To the Knowledge of the Company, no officer or key employee, or any group of key employees, intends to terminate his or their employment with the Company or a Subsidiary, as applicable, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing. Subject to the employment agreements set forth in Section 3.22 of the Disclosure Memorandum, and general principles related to wrongful termination of employees, the employment of each officer and employee of the Company and each Subsidiary is terminable at the will of the Company or such Subsidiary, as applicable. Except as set forth in Section 3.22 of the Disclosure Memorandum, no contract exists between the Company or any Subsidiary and a union representing any employees of the Company or any Subsidiary, as applicable, and, to the Knowledge of the Company, no union has attempted to organize or represent the labor force of the Company or any Subsidiary. Except as set forth in Section
3.22 of the Disclosure Memorandum, to the Knowledge of the Company, no person (including, but not limited to, any foreign, federal, state, county, or local government or other governmental, regulatory, or administrative agency or authority) has any claim or basis for any suit, action, claim, proceeding, or investigation against the Company or any Subsidiary arising out of any statute, law, ordinance, code, rule, or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans with Disabilities Act of 1990) which, in each case, if upheld, would have a Material Adverse Effect.

          3.23  Employee Benefit Plans. Except as set forth in Section 3.23 of
                ----------------------
the Disclosure Memorandum (a) none of the Company or a Subsidiary has since inception, nor does it currently sponsor, maintain, contribute to, or participate in a multiemployer plan or a "defined benefit plan" within the meaning of Section 3(35) of ERISA covering employees of the Company or a Subsidiary; (b) except as set forth on Section 3.23 of the Disclosure Memorandum, none of the Employee Benefit Plans is an "employee pension benefit plan," or an "employee welfare benefit plan," within the meaning of Section 3(3) of ERISA; (c) there are no pending or, to the Company's knowledge, threatened claims, lawsuits, or arbitrations against any Employee Benefit Plan or any fiduciary thereof; (d) each Employee Benefit Plan is, and has been, operated in compliance in all material respects with the applicable provisions of federal and state law and all filings required with respect thereto have been made on a timely basis and are accurate in all material respects; (e) each of the Company and the Subsidiaries has, or prior to the Closing Date will have, paid in full all insurance premiums or otherwise meet all other funding obligations now due with regard to all Employee Benefit Plans for policy years or other applicable policy funding periods ending on or before the Closing Date; and (f) upon termination of employment of any employee, neither the Company nor a Subsidiary will incur any liability for any obligation relating to severance or termination pay, pension, profit-sharing, or other post-retirement benefit, including but not limited to life, health, and welfare benefits, or other similar payment, except as set forth on Section 3.23 of the Disclosure Memorandum. For purposes of this representation, "Employee Benefit Plans" shall mean bonus, pension, benefit, welfare, profit-sharing, retirement, disability, insurance, incentive, deferred compensation, and other similar fringe or employee benefit plans, funds, programs, or arrangements, and any employment contracts or executive compensation agreements, written or oral, in each of the foregoing cases, which cover or covered, are or were maintained for the benefit of, or relate or related to, any or all current or former employees of the Company or a Subsidiary.

          3.24  Tax Matters. Each of the Company and the Subsidiaries has filed
                -----------
all federal, state, local, and foreign income, payroll, sales, use, excise, property, payroll, withholding, and other tax returns, if any, that are required to be filed (collectively, the "Tax Returns"). All Tax Returns filed have been accurately prepared. The Company or a Subsidiary has paid, or made provision for the payment of, all taxes that have become due pursuant to the Tax Returns or pursuant to any assessment that has been received from any taxing authority for tax periods ended prior to the Closing. The Tax Returns are true and complete in all material respects. There are no outstanding agreements by the Company or a Subsidiary for the extension of time for the payment or assessment of any tax. Except as set forth in Section 3.24 of the Disclosure Memorandum, since December 31, 1996, the Tax Returns of the Company and the Subsidiaries have not been audited by the IRS or any state taxing authority, as the case may be, and neither the Company nor a Subsidiary has been advised that any of such Tax Returns will be so audited, and there are no waivers in effect of the applicable statute of limitations for any period. Except as set forth in Section 3.24 of the Disclosure Memorandum, no deficiency assessment, or proposed adjustment of the United States income tax or state or local taxes (including payroll taxes) of the Company or a Subsidiary is pending, and the Company has no Knowledge of any proposed liability for any tax to be imposed upon the properties or assets of the Company or a Subsidiary or for any payroll tax for which there is not an adequate reserve reflected in the Financial Statements.

          3.25  Brokers or Finders. Neither the Company nor any Subsidiary has
                ------------------
incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company or any Subsidiary, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.26  Securities Act. Subject to the accuracy of the Purchasers'
                --------------
representations in Article 4 the offer, sale, and issuance of the Preferred Shares in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

          3.27  Insurance.  The Company and each Subsidiary have in full force
                ---------
and effect fire and casualty insurance policies, with extended coverage sufficient in amount (subject to reasonable deductibles) to replace any properties that might be damaged or destroyed, and such other policies of insurance, and in such amounts as in the best judgment of the Company after advice from its insurance broker, is acceptable for the nature and extent of the business of the Company or such Subsidiary, as applicable, as currently being conducted, and as currently proposed to be conducted.

          3.28  Proprietary Information of Third Parties. To the Knowledge of
                ----------------------------------------
the Company, no third party has claimed or has reason to claim that any person employed or engaged by the Company or any Subsidiary has (a) violated or may be violating any of the terms or conditions of his employment, non-competition, or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company or any Subsidiary which suggests that such a claim might be contemplated. To the Knowledge of the Company, no person employed by or affiliated with the Company or any Subsidiary has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the Knowledge of the Company, no person employed by or affiliated with the Company or any Subsidiary has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or any Subsidiary, and neither the Company nor such Subsidiary has reason to believe there will be any such employment or violation.

          3.29  Use of Proceeds. The Company shall use the funds from the
                ---------------
purchase of Preferred Shares by the Purchasers to acquire Lockwood Sign Group, Inc. and for general corporate purposes.

          3.30  Year 2000 Compliance.
                --------------------

          (a) All computer software currently used by the Company or a Subsidiary or to be in use by December 31, 1999 or included in any of the products of the Company or a Subsidiary (including, but not limited to, embedded software) will accurately receive, provide, and process date/time data (including, but not limited to, calculating, comparing, sequencing) from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology used in combination with such software property exchanges date/time data with it.

          (b) Neither the Company nor any Subsidiary has any material liability for warranty claims, product liability claims, or similar claims with respect to software embedded or contained in products sold or provided by it to customers as a result of the failure of any such software to meet the criteria specified in paragraph (a) above.

          3.31  Disclosure.
                ----------

          (a) Neither this Agreement, the Disclosure Memorandum, the Financials, nor any Exhibit to this Agreement contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. None of the Ancillary Agreements or certificates prepared or supplied by the Company with respect to the transactions contemplated hereby or thereby contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading. There is no fact which the Company has not disclosed to the Purchasers and their counsel in writing and of which the Company is aware which materially and adversely affects or would materially and adversely affect the consolidated business, financial condition, operations or property of the Company and its Subsidiaries or trading price of the Common Stock.

          (b) The financial projections and other estimates delivered to the Purchasers at Closing including fourth quarter 1999 and fiscal year 2000 were prepared by the Company based on the Company's experience in the industry and on assumptions of fact and opinion as to future events which the Company, at the date of the issuance of such projections, believed to be reasonable. As of the date hereof no facts have come to the attention of the Company which would, in its opinion, require the Company to revise the assumptions underlying such projections and other estimates or the conclusions derived therefrom.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
            ------------------------------------------------

          Each Purchaser hereby severally (and not jointly) represents and warrants to the Company with respect to the purchase of the Preferred Shares and the Warrants as follows:

          4.1  Experience. Such Purchaser has substantial experience in
               ----------
evaluating and investing in private placements of securities in companies similar to the Company and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser is aware that the purchase of Preferred Shares and Warrants involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold such securities for an indefinite period of time and to bear the economic risk of and withstand a complete loss of such investment.

          4.2  Investment.  Such Purchaser is acquiring the Preferred Shares and
               ----------
Warrants for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Purchaser understands that the Preferred Shares and Warrants have not been, and will not be, registered under the Securities Act or the securities laws of any state by reason of exemptions from the registration provisions of the Securities Act and such laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein.

          4.3  Access to Data. Such Purchaser has also had an opportunity to ask
               --------------
questions of the management of the Company concerning the Company and its business and to conduct its own independent due diligence investigation of the Company.

          4.4  Authorization. This Agreement and the Ancillary Agreements, when
               -------------
executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies. Such Purchaser has full corporate or partnership, as the case may be, power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements in accordance with their respective terms. Such Purchaser represents that it has not been organized, reorganized, or recapitalized specifically for the purpose of investing in the Company.

          4.5  Brokers or Finders. Neither the Purchaser nor the Company has
               ------------------
incurred, or will incur, directly, or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          4.6  Accredited Investor.  Each Purchaser is an accredited investor,
               -------------------
as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE 5.  CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS
            -----------------------------------------------

          The obligations of each Purchaser to purchase the Preferred Shares and the Warrants at the Closing is, at the option of each Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

          5.1  Representations and Warranties.  The representations and
               ------------------------------
warranties made by the Company in Article 3 of this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing Date.

          5.2  Covenants. All covenants, agreements, and conditions contained in
               ---------
this Agreement to be performed by the Company on or prior to the Closing shall have been fully performed or complied with in all respects.

          5.3  Compliance Certificate.  The Company shall have delivered to the
               ----------------------
Purchasers (i) a Compliance Certificate in substantially the form attached hereto as Exhibit "E", executed by an executive officer of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 5.1, 5.2, 5.4 and 5.8, (ii) certified copies of the resolutions adopted by the Company's board of directors authorizing the execution, delivery, and performance of the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) certified copies of the Company's Articles and bylaws as in effect at the Closing, and (iv) a certificate of incumbency identifying and showing the signature of each officer of the Company as of the Closing.

          5.4  Consents.  The Company shall have obtained, or shall obtain
               --------
within the time periods required by applicable law, all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of the Preferred Shares and the Warrants at the Closing and shall have obtained all other consents, permits, and waivers necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and any consents required under any agreements, licenses, leases, or commitments of the Company.

          5.5   Certificate of Designation. The Certificate of Designation shall
                --------------------------
have been filed with the Secretary of State of the State of Nevada, and shall be in full force and effect on the Closing Date.

          5.6   Reservation of Stock.  The Conversion Shares and the Warrant
                --------------------
Shares shall have been duly authorized and reserved for issuance only upon the conversion of the Preferred Shares and the exercise of the Warrants.

          5.7   Proceedings and Documents.  All corporate and other proceedings
                -------------------------
in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to counsel for the Purchasers and they shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          5.8   No Litigation.  No action, suit, or other proceeding shall be
                -------------
pending or threatened before any court, tribunal, or governmental authority seeking or overtly threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain substantial damages in respect thereof, or which would otherwise materially and adversely affect the Company, its Subsidiaries, or their respective business, assets, prospects, or financial condition.

          5.9   Investors' Rights Agreement.  The Company and each Purchaser
                ---------------------------
shall have entered into the Investors' Rights Agreement.

          5.10  Opinion of Counsel.  The Purchasers shall have received from
                ------------------
Marshall S. Harris, counsel for the Company, an opinion, dated the Closing Date, satisfactory in form and substance to the Purchasers and their counsel, and which shall be substantially in the form of Exhibit "F" attached hereto.

          5.11  Expenses.  At the Closing, the Company shall have paid the fees,
                --------
costs, and expenses incurred by the Purchasers with respect to this Agreement and the transactions contemplated hereby (including legal fees and out-of-pocket expenses), subject to the limitations set forth in Section 8.14 hereof.

          5.12  Due Diligence. The Purchasers shall have completed, to their
                -------------
sole satisfaction, their due diligence review of the accounting, legal, and financial condition of the Company and its Subsidiaries.

          5.13  Purchase by Other Purchasers.  Each other Purchaser shall have
                ----------------------------
simultaneously purchased the Preferred Shares and the Warrants allocated to it on the Schedule of Purchasers.

          5.14  Renaissance Anti-Dilution Waiver. Renaissance Capital Growth &
                --------------------------------
Income Fund III, Inc., Renaissance US Growth & Income Trust PLC, Renaissance Capital Group, Inc. and any affiliates shall have waived any anti-dilution rights with respect to the issuance of the Preferred Shares and Warrants and the conversion or exercise thereof.

ARTICLE 6.  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
            --------------------------------------------

          The Company's obligation to issue and sell the Preferred Shares and the Warrants at the Closing is, at the option of the Company, subject to the fulfillment on or prior to the Closing Date of the following conditions:

          6.1  Representations and Warranties.  The representations and
               ------------------------------
warranties made by each Purchaser in Article 4 of this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing Date.

          6.2  Covenants.  All covenants, agreements, and conditions contained
               ---------
in this Agreement to be performed by the Purchasers on or prior to the Closing shall have been fully performed or complied with in all respects.

          6.3  No Litigation.  No action suit or other proceeding shall be
               -------------
pending or threatened before any court, tribunal, or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain substantial damages in respect thereof or which would otherwise materially and adversely affect the Company, its business, assets, prospects, or financial condition.

          6.4  Investors' Rights Agreement. The Company and each Purchaser shall
               ---------------------------
have entered into the Investors' Rights Agreement.

ARTICLE 7.  INDEMNIFICATIONS
            ----------------

          7.1  Indemnification by the Company.  The Company shall indemnify and
               ------------------------------
hold harmless Purchasers, their officers, directors, agents, and affiliates at all times after the date hereof from and against any and all loss, damage, diminution in value, liability, cost, and expense, including but not limited to reasonable attorneys' fees, suffered or incurred by any such party, as and when incurred, by reason of, or arising out of any misrepresentation, breach of warranty, or breach or non-fulfillment of any agreement of the Company contained in this Agreement, any Ancillary Agreement, or in any other certificate, agreement, or document executed and delivered in connection with this Agreement. The foregoing rights with respect to indemnification are cumulative and without prejudice to any other remedies which Purchasers may have against the Company under applicable law.

          7.2  Indemnification by Purchasers.  Purchasers shall indemnify and
               -----------------------------
hold harmless the Company at all times after the date hereof from and against any and all loss, damage, liability, cost, and expense, including but not limited to reasonable attorneys' fees, suffered or incurred by the Company, as and when incurred, by reason of, or arising out of any misrepresentation, breach of warranty, or breach or non-fulfillment of any agreement of Purchasers contained in this Agreement, any Ancillary Agreement, or in other certificate, agreement, document executed and delivered in connection with this Agreement. The foregoing rights with respect to indemnification are cumulative and without prejudice to any other remedies which the Company may have against Purchasers under applicable law.

ARTICLE 8.  GENERAL PROVISIONS
            ------------------

          8.1  Governing Law.  All or part of this Agreement and the legal
               -------------
relations between the parties hereto has been negotiated in the State of Florida and will be enforced under the laws of the State of Florida without regard to its conflicts of laws provisions.

          8.2  Successors and Assigns; Third Party Beneficiaries. Except as
               -------------------------------------------------
otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto and their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          8.3  Entire Agreement; Amendment and Waiver.  This Agreement and the
               --------------------------------------
Ancillary Agreements constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements among the parties, including but not by way of limitation, a letter of intent dated June 22, 1999. All prior negotiations and agreements shall be merged into this Agreement. Any term of this Agreement may be amended, and the observance of any term hereof may be waived (either generally or in a particular instance) only with the written consent of the Purchasers and the Company.

          8.4  Survival.  The representations, warranties, covenants, and
               --------
agreements made herein shall survive any investigation made by the Purchasers and the closing of the transactions contemplated hereby.

          8.5  Notices, etc.  All notices and other communications required or
               ------------
permitted hereunder shall be in writing and shall be (i) mailed by registered or certified mail, postage prepaid, (ii) delivered by reliable overnight courier service, or (iii) otherwise delivered by hand, by messenger, or by telecopier, addressed (A) if to a Purchaser, to such Purchaser's address set forth on the Schedule of Purchasers, or at such other address as such Purchaser shall have furnished to the Company in writing, with a copy to Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, Attention: Larry D. Ledbetter, Telecopier No. 404-815-6555, or (B) if to the Company at 5029 Edgewater Drive, Orlando, Florida 32810, Attention: J. William Brandner, Telecopier No. (407) 521-8767.

          8.6   Delays or Omissions. No delay or omission to exercise any right,
                -------------------
power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

          8.7   References. Unless the context otherwise requires, any reference
                ----------
to a "Section" refers to a section of this Agreement. Any reference to "this Section" refers to the whole number section in which such reference is contained.

          8.8   Severability.  If any provision of this Agreement is held to be
                ------------
unenforceable under applicable law, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The court in its discretion may substitute for the excluded provision an enforceable provision which in economic substance reasonably approximates the excluded provision.

          8.9   Pronouns.  All pronouns and any variations thereof refer to the
                --------
masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

          8.10  Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.

          8.11  Remedies.  The parties to this Agreement acknowledge and agree
                --------
that a breach of any of the covenants of the Company or the Purchasers set forth in this Agreement may not be compensable by payment of money damages and, therefore, that the covenants of the foregoing parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance.

          8.12  Certain Definitions.  As used in this Agreement, the following
                -------------------
terms shall have the following meanings unless the context otherwise required:

                (i)   "Affiliate" shall mean a person that, directly or
                       ---------
indirectly, controls or is controlled by, or is under common control with, any Person.

                (ii)  "Control" (including, with correlative meaning, the terms
                       -------
"controlled by" and "under common control with") as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by contract or otherwise.

                (iii) "Environment" shall mean soil, land surface or subsurface
                       -----------
strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                (iv)  "Environmental, Health, and Safety Liabilities" shall mean
                       ---------------------------------------------
any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response,

     Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

                 (v)   "Environmental Law" shall mean any legal requirement in
                        -----------------
effect on the date hereof that requires or relates to:

                 (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                 (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                 (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                 (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                 (e)   protecting resources, species, or ecological amenities;

                 (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                 (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                 (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                 (vi)  "Facilities" shall mean any real property, leaseholds, or
                        ----------
other interests in real property currently or formerly owned or operated by the Company or any Subsidiary and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any Subsidiary.

                 (vii) "Hazardous Activity" shall mean the distribution,
                        ------------------
generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials by the Company or any Subsidiary in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business or operation of the Company or any Subsidiary that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

               (viii)  "Hazardous Materials" shall include any (i) "hazardous
                        -------------------
substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. (S) 302), including any element, compound, mixture, solution, or substance that is or may be designated pursuant to Section 102 of CERCLA;
(ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. (S)(S) 1251, 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S)(S) 6901, 6921) ("RCRA") or having characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in
Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under
Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. (S)(S) 7401,
7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. (S)(S) 2601, 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. (S) 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products; and (xii) any other toxic materials, contaminants, or hazardous substances or wastes defined as such pursuant to any Environmental Law.

               (ix)    "Knowledge" shall mean an individual will be deemed to
                        ---------
have "Knowledge" of a particular fact or other matter if:

               (a) such individual is actually aware of such fact or other matter; or

               (b) a prudent individual reasonably could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

          The Company will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of the Company or any Subsidiary (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

               (x)     "Occupational Safety and Health Law" shall mean any legal
                        ----------------------------------
requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

               (xi)   "Person" means any individual, corporation, general or
                       ------
limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.

               (xii)  "Release" shall mean any spilling, leaking, emitting,
                       -------
discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

               (xiii) "Threat of Release" shall mean a substantial likelihood of
                       -----------------
a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

               (xiv)  "Threatened" shall mean a claim, Proceeding, dispute,
                       ----------
action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         8.13  Publicity. Neither party shall issue any press release,
               ---------
announcement, or other public disclosure (including SEC Reports) concerning this Agreement or the transactions contemplated hereby without first providing the other parties hereto a copy of the proposed disclosure and affording them the opportunity to comment thereon.

         8.14  Fees and Expenses. The Company shall pay the legal fees and out-
               -----------------
of-pocket expenses incurred by the Purchasers in connection with this Agreement and the transactions contemplated hereby up to $50,000.

         8.15  Exculpation Among Purchasers. Each Purchaser acknowledges that it
               ----------------------------
is not relying upon any other Purchaser or any other Person, other than the Company and its management, in making its investment or decision to invest in the Company. Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any other Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 [Remainder of page intentionally left blank]

           Executed effective as of the date first set forth above.

                         THE COMPANY:

                              DISPLAY TECHNOLOGIES, INC.


                              By:____________________________________
                                 J. William Brandner, President

                         PURCHASERS:

                              RAYMOND JAMES CAPITAL
                               PARTNERS, L.P.,
                               a Delaware limited partnership

                           By: RJC PARTNERS, L.P., a Delaware limited
                               partnership, its General Partner

                           By: RJC PARTNERS, INC.
                               a Delaware corporation, its General Partner


                              By:____________________________________
                                 Gary A. Downing, President

                              RENAISSANCE CAPITAL GROWTH &
                              INCOME FUND III, INC.


                              By:____________________________________
                                 Russell Cleveland, President

                              RENAISSANCE US GROWTH & INCOME
                              TRUST PLC

                          By: RENAISSANCE CAPITAL GROUP, INC., its
                              Investment Manager

                              By:____________________________________
                                 Russell Cleveland, President